A.      Please mark your
        Votes as in this
        example.



    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR (1) and (2)

          FOR all nominees
           listed at right
          (except as marked
         to the contrary below  WITHHELD

1. ELECTION                         Nominees: Arie Kilman
   DIRECTORS                                  Robert R. MacDonald
(INSTRUCTION:  To withhold authority          Samuel Somech
to vote for any individual nominee,           Theodore Fine
write that nominee's name in the              Frank J. Klein
space provided below.)                        Lenny Recanati





                                         FOR   AGAINST   ABSTAIN
2.  PROPOSAL TO APPROVE THE CORPORATION'S
    1997 STOCK OPTION PLAN.

3.  In their discretion upon such other
    matters as may properly come before
    the meeting.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER
DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER, IF NO DIRECTION
IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.


Please return in the enclosed postage paid envelope.



SIGNATURE               SIGNATURE              DATED       , 1997

Note: (Please sign exactly as your name appears on your stock certificate(s). When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.)



















                                                            LEVEL
8 SYSTEMS, INC.

        PROXY
            THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF
DIRECTORS

          The undersigned appoints Robert R. MacDonald and Joseph
J. Di Zazzo, and either of them, with power of substitution, to represent and to vote on behalf of the undersigned all of the shares of Level 8 Systems, Inc. (the "Corporation") which the undersigned is entitled to vote at the annual meeting of shareholders to be held at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, 26th Floor, New York, New York on May 6, 1997 at 10:00 A.M. local time, and at any adjournment or adjournments thereof, hereby revoking all proxies heretofore given with respect to such shares, upon the following proposals more fully described in the notice of, and proxy statement relating to, the meeting (receipt whereof is hereby acknowledged).

                                       Please return the enclosed
postage paid envelope.

                                           (Continued and to be
signed on the other side)





                               SCHEDULE 14A

                              (Rule 14a-101)
               INFORMATION REQUIRED IN PROXY STATEMENT

                         SCHEDULE 14A INFORMATION
            Proxy Statement Pursuant to Section 14(a) of the
                      Securities Exchange Act of 1934

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:
[ ]  Preliminary Proxy Statement
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-
     12
[ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

                         Level 8 Systems, Inc.
          (Name of Registrant as Specified in Its Charter)

               (Name of Person(s) Filing Proxy Statement,
                    if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or
     14a-6(i)(2) or Item 22(a)(2) of Schedule 14A.

[ ]  $500 per each party to the controversy pursuant to Exchange
     Act Rule 14a-6(i)(3).

[ ]  Fee computed on table below per Exchange Act Rules 14a-
     6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:
     (2) Aggregate number of securities to which transaction applies:
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
     (4)  Proposed maximum aggregate value of transaction:
     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:
     (2)  Form, Schedule or Registration Statement No.:
     (3)  Filing Party:
               (4)  Date Filed:
                    Level 8 Systems, Inc.

                 One Penn Plaza, Suite 3401
               New York, New York  10119-0002



          NOTICE OF ANNUAL MEETING OF SHAREHOLDERS


          The annual meeting of shareholders of LEVEL 8 SYSTEMS, INC. (the "Corporation") will be held at the offices of Proskauer Rose Goetz & Mendelsohn LLP, 1585 Broadway, 26th Floor, New York, New York on Tuesday, May 6, 1997 at 10:00 a.m. local time for the following purposes:

     1.   to elect six directors;

     2.   to approve the Corporation's 1997 Stock Option Plan;
          and

     3. to transact such other business as may come before the meeting or any adjournment or adjournments of the meeting.

          The board of directors has fixed the close of business on March 31, 1997 as the record date for determining shareholders entitled to notice of and to vote at the meeting.

          A proxy and return envelope are enclosed for your convenience.

                              By Order of the Board of Directors,

                              /s/  Robert R. MacDonald

                              Robert R. MacDonald
                              Chairman of the Board of Directors

April 11, 1997


                    YOUR VOTE IS IMPORTANT

          Please mark, sign and date the enclosed
          proxy card and return it promptly in the enclosed, self-addressed, stamped envelope








                         Level 8 Systems, Inc.

                      One Penn Plaza, Suite 3401
                    New York, New York  10119-0002



                              _____________


          This proxy statement is furnished to the shareholders of Level 8 Systems, Inc., a New York corporation (the "Corporation"), in connection with the solicitation of proxies by the board of directors for use at the annual meeting of shareholders of the Corporation to be held on May 6, 1997 and any adjournment or adjournments of the meeting. A copy of the notice of meeting accompanies this proxy statement. The mailing of this proxy statement will commence on or about April 11, 1997.

          Only shareholders of record at the close of business on March 31, 1997, the record date for the meeting, will be entitled to notice of and to vote at the meeting. On the record date, the Corporation had issued and outstanding 6,963,814 shares of common stock, par value $.01 per share (the "Common Stock"), which are the only securities of the Corporation entitled to notice of and to vote at the meeting. Each share is entitled to one vote.

          Shareholders who execute proxies may revoke them by giving written notice to the secretary of the Corporation at any time before such proxies are voted. Attendance at the meeting will not have the effect of revoking a proxy, unless the shareholder so attending shall, in writing, so notify the secretary of the meeting at any time prior to the voting of the proxy.

          The board of directors does not know of any matter that is expected to be presented for consideration at the meeting, other than the election of directors and the approval of the Corporation's 1997 Stock Option Plan. However, if other matters properly come before the meeting, the persons named in the accompanying proxy intend to vote on such matters in accordance with their judgment.

          The Corporation will bear the cost of the meeting and the cost of soliciting proxies, including the cost of mailing the proxy material. In addition to solicitation by mail, directors, officers and regular employees of the Corporation (who will not be specifically compensated for such services) may solicit proxies by telephone or otherwise. Arrangements will be made with brokerage houses and other custodians, nominees and fiduciaries to forward proxies and proxy material to their principals, and the Corporation will reimburse them for their expenses.

          All proxies received pursuant to this solicitation will be voted, except as to matters where authority to vote is specifically withheld, and, where a choice is specified as to the proposal, proxies will be voted in accordance with such specification. If no instructions are given, the persons named in the proxy solicited by the board of directors of the Corporation intend to vote (i) FOR the nominees for election as directors of the Corporation listed in this proxy statement, and
(ii) FOR the approval of the Corporation's 1997 Stock Option Plan. Directors will be elected by a plurality of the votes cast at the meeting. The Corporation's 1997 Stock Option Plan will be approved by a majority of the votes cast at the meeting. With regard to the election of directors, votes may be cast in favor of or withheld from each nominee; votes that are withheld will be excluded entirely from the vote and will have no effect. A shareholder voting through a proxy who abstains with respect to the election of directors is considered to be present and entitled to vote on the election of directors and is, in effect, casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on the election of directors will not be considered present and entitled to vote on the election of directors. A shareholder voting through a proxy who abstains with respect to any other matter to come before the meeting is considered to be present and entitled to vote on such matter and is, in effect, casting a negative vote, but a shareholder (including a broker) who does not give authority to a proxy to vote, or withholds authority to vote, on any such matter will not be considered present and entitled to vote on such matter.

          Liraz Systems Ltd. ("Liraz"), which owns 52.5% of the outstanding shares of Common Stock, has indicated that it intends to vote all its shares for the nominees listed in this proxy statement and for the approval of the Corporation's 1997 Stock Option Plan.

                           PRINCIPAL SHAREHOLDER

          To the best of the knowledge of the board of directors, the only beneficial owner of more than five percent of the outstanding shares of Common Stock is Liraz. The following table sets forth certain information with regard to Liraz.

                         Number of Shares
                         Owned and Nature
                         of Beneficial            Percent
     Name                   Ownership             of Class

Liraz Systems Ltd.       3,654,002 (1)            52.5%
5 Hatzoref Street
Holon 58856
Israel
_______________

          (1) Mr. Arie Kilman is the chief executive officer and a director of the Corporation and the president and chairman of the board of directors of Liraz. The Corporation has been advised that, as of December 31, 1996, Mr. Kilman owned 1,670,168 ordinary shares of Liraz, which is approximately 32.3% of the ordinary shares of Liraz. Mr. Kilman may, by reason of his ownership in and relationship with Liraz, be deemed to share voting power and dispositive power with respect to the 3,654,002 shares of Common Stock beneficially owned by Liraz and therefore may be deemed to be the beneficial owner of such shares.

          Mr. Kilman is a party to a shareholders agreement (the "Shareholders Agreement") with PEC Israel Economic Corporation ("PEC") and Discount Investment Corporation Ltd. ("DIC"), pursuant to which Mr. Kilman, PEC and DIC have agreed to act together to elect directors of Liraz and for certain other purposes. The Corporation has been advised that each of PEC and DIC beneficially owned approximately 16.1% of the ordinary shares of Liraz as of December 31, 1996. By virtue of the Shareholders Agreement, each party to the Shareholders Agreement may be deemed to own beneficially the ordinary shares of Liraz owned by the other parties. Each party to the Shareholders Agreement disclaims beneficial ownership of the ordinary shares of Liraz owned by the other parties.

          IDB Holding Corporation Ltd. ("IDB Holding") owns approximately 71.48% of the outstanding shares of IDB Development Corporation Ltd. ("IDB Development"). IDB Development, in turn, owns approximately 70% of the outstanding PEC common stock and approximately 55% of the outstanding DIC common stock. By reason of IDB Holding's ownership of IDB Development voting securities, IDB Holding may be deemed the beneficial owner of the PEC common stock and DIC common stock held by IDB Development. By reason of their positions with, and control of voting securities of, IDB Holding, Messrs. Raphael Recanati, of Tel Aviv, Israel, and Jacob Recanati, of Haifa, Israel, who are brothers, and Leon Recanati, of Tel Aviv, Israel, and Judith Yovel Recanati, of Herzliya, Israel, who are brother and sister, may each be deemed to share the power to direct the voting and disposition of the outstanding shares of PEC common stock and DIC common stock owned by IDB Development and may each, under existing regulations of the Securities and Exchange Commission, therefore be deemed a beneficial owner of these shares. Leon Recanati and Judith Yovel Recanati are the nephew and niece of Raphael and Jacob Recanati. Companies the Recanati family controls hold approximately 52.4% of the outstanding ordinary shares of IDB Holding.




                         ELECTION OF DIRECTORS


          At the meeting, six directors are to be elected, each to hold office (subject to the Corporation's by-laws) until the next annual meeting of shareholders and until his successor has been duly elected and qualified. If any nominee listed in the table below should become unavailable for any reason, which management does not presently anticipate, the proxy will be voted for any substitute nominee or nominees who may be selected by management prior to or at the meeting or for a motion to reduce the membership of the board to the number of nominees available. Directors will be elected by a plurality of the votes cast. The information concerning the nominees and their security holdings has been furnished by them to the Corporation. All nominees are currently members of the board of directors.


Nominees for Director

Name and Age                  Occupation and Certain Other
                              Directorships

Arie Kilman
Age: 44 Mr. Kilman has served as chief executive officer of the Corporation since July 1996, president of the Corporation from July 1996 to October 1996, and chairman of the board of directors of the Corporation from December 1994 to July 1996. Mr. Kilman has served as chairman and chief executive officer of Level 8 Technologies, Inc. ("Level 8 Technologies"), a wholly-owned subsidiary of the Corporation, since July 1996, and chairman of the board and president of Liraz since 1983.
Robert R. MacDonald
Age: 52 Mr. MacDonald has served as chairman of the board of directors since July 1996, president and chief executive officer of the Corporation from October 1994 to July 1996, a director since December 1994, treasurer of the Corporation from December 1994 to April 1995, chairman of the board and chief executive officer of Bizware Computer Systems (Canada) Inc. ("Bizware"), formerly a subsidiary of the Corporation, from October 1994 to September 1996, president and chief executive officer of ProfitKey International, Inc. ("ProfitKey"), a subsidiary of the Corporation, from May 1994 to July 1996 and a director of ProfitKey since November 1984, chairman of the board of Land and Sea, Inc. since March 1990 and chief executive officer of Land and Sea, Inc. from March 1990 to December 1994. As of February 10, 1997, Mr. MacDonald has been president and general manager of Bios Group, LP.
Samuel Somech
Age: 43 Mr. Somech has served as president of the Corporation since October 1996, a director of the Corporation since April 1995, vice president of the Corporation from April 1995 to October 1996, president and chief operating officer of Level 8 Technologies since April 1995, technical director, messaging group of Apertus Technologies, Inc. from January 1994 to March 1994 and technical director, messaging group of NYNEX from September 1990 to December 1993. Mr. Somech co-founded Level 8 Technologies with Mr. Fine in February 1994.
Theodore Fine
Age: 60 Mr. Fine has served as a director of the Corporation since April 1995. Mr. Fine co-founded Level 8 Technologies with Mr. Somech in February 1994. Since January 1993, Mr. Fine has been a management information systems consultant to the financial community and, from April 1995 to July 1996, served as a marketing and sales consultant to the Corporation. From March 1974 to December 1992, Mr. Fine was vice president of technology for the retail international operations of Citibank, N.A.
Frank J. Klein
Age: 54 Mr. Klein has served as a director of the Corporation since December 1994. Since January 1, 1995, Mr. Klein has been the president of PEC, a corporation that holds equity interests in companies located in Israel or are Israel related. Prior to Mr. Klein's appointment as president of PEC, he served as executive vice president of Israel Discount Bank of New York from 1985. Mr. Klein served as executive vice president of PEC from November 1977 to November 1991 and as treasurer of PEC from May 1980 to November 1991. He is a director of PEC, as well as a number of companies affiliated with PEC, including Elron Electronics Industries Ltd. and Scitex Corporation Ltd.
Lenny Recanati
Age: 43 Mr. Recanati has served as a director of the Corporation since December 1994. During the last 12 years, Mr. Recanati has been a senior manager and director of DIC. He is chairman of the board of directors of Ilanot-Discount's Mutual Fund Management Company and is a member of the boards of directors of a number of Israeli industrial and other enterprises affiliated with DIC, including Liraz, Klil Industries Ltd., Caniel-Israel Can Company Ltd., Elron Electronics Industries Ltd., Super-Sol Ltd., Bayside Land Corporation Ltd., Tefron Ltd. and Tambour Ltd.


Beneficial Ownership of Directors and Management

          The table below sets forth certain information known to the Corporation regarding the beneficial ownership of Common Stock as of March 31, 1997 (i) by each director, (ii) by each executive officer named in the table under "Executive Compensation and Other Information -- Cash and Other Compensation" and (iii) by all directors and executive officers of the Corporation as a group.

                                        Beneficial Ownership
                                          of Common Stock

Name                Position       Number of      Percent of
                                   Shares         Common Stock

Arie Kilman         Chief executive
                    officer and director          0 (1)     0

Robert R. MacDonald Chairman of the board    107,079(2)     1.5%

Samuel Somech       President and director   224,509(3)     3.2%

Joseph J. Di Zazzo  Controller, chief
                    accounting officer,
                    treasurer and secretary  4,763(4)       0.1%

Theodore Fine       Director                 99,465(5)      1.5%

Frank J. Klein      Director                      0 (6)     0

Lenny Recanati      Director                      0 (7)     0

All directors and executive              435,816(1)-(7)     6.3%
officers of the Corporation
as a group (7 persons)

___________________

(1) Excludes 3,654,002 shares owned by Liraz, which may be deemed beneficially owned by Mr. Kilman as a result of his position as president and chairman of the board of Liraz and owner of approximately 32.3% of Liraz. See "Principal Shareholder."

(2) Includes 59,110 shares subject to stock options exercisable within 60 days.

(3) Includes 177,805 shares subject to stock options exercisable within 60 days; excludes 250,000 shares subject to stock options not exercisable within 60 days.

(4) Includes 3,853 shares subject to stock options exercisable within 60 days; excludes 10,831 shares subject to stock options not exercisable within 60 days.

(5) Includes 63,902 shares subject to stock options exercisable within 60 days; excludes 25,000 shares subject to stock options not exercisable within 60 days.

(6) Excludes 3,654,002 shares owned by Liraz, which may be deemed beneficially owned by Mr. Klein as a result of his position as an executive officer of PEC, which owns approximately 16.1% of Liraz. See "Principal Shareholder." Excludes 500 shares owned by Mr. Klein's son, for which Mr. Klein disclaims beneficial ownership.

(7) Excludes 3,654,002 shares owned by Liraz, which may be deemed beneficially owned by Mr. Recanati as a result of his position as an executive officer of DIC, which owns approximately
16.1% of Liraz.  See "Principal Shareholder."


Board Committees and Membership

          The board of directors held four meetings during 1996.
During 1996, each incumbent director attended more than 75% of the meetings of the board.

          On February 21, 1996, the board of directors formalized the creation of a compensation committee, which is comprised of Messrs. Kilman, Klein and Recanati. The compensation committee held one meeting during 1996. The compensation committee has (i) full power and authority to interpret the provisions of and supervise the administration of the Corporation's 1995 Stock Incentive Plan and (ii) the authority to review all compensation matters relating to the Corporation, except that a separate committee of the board of directors will supervise the administration of the Corporation's 1997 Stock Option Plan. See "Approval of Level 8 Systems, Inc. 1997 Stock Option Plan Administration."

          On February 21, 1996, the board also formalized the creation of an audit committee, which is comprised of Messrs. Kilman, Klein and Recanati. The audit committee held one meeting during 1996. The audit committee has the following duties: reviewing with the independent auditors the plans and results of the audit engagement; reviewing the adequacy, scope and results of the internal accounting controls and procedures; reviewing the degree of independence of the auditors; reviewing the auditors' fees; and recommending the engagement of auditors to the full board of directors.

          The board of directors does not have a nominating committee.


Compliance with Section 16(a) of the Securities Exchange Act of
1934

          Under the Securities Exchange Act of 1934 (the "Exchange Act"), the Corporation's directors, officers and any persons holding more than 10% of any class of equity securities registered pursuant to section 12 of the Exchange Act are required to report their ownership of such equity securities and any changes in that ownership, on a timely basis, to the Securities and Exchange Commission. The Corporation believes that all such reports required to be filed during 1996 were filed on a timely basis. The Corporation's belief is based solely on its review of Forms 3, 4, and 5 and amendments to such forms furnished to the Corporation during, and with respect to, 1996 by persons known to be subject to section 16 of the Exchange Act.


               EXECUTIVE COMPENSATION AND OTHER INFORMATION

Cash and Other Compensation

          The following table sets forth all the cash compensation paid or to be paid by the Corporation, as well as certain other compensation paid or accrued, during 1996, 1995 and 1994 to the chief executive officer, the chairman of the board and one other executive officer whose salary and bonus exceeded $100,000 in 1996. Prior to 1995, the Corporation was not a reporting company pursuant to section 13(a) or 15(d) of the Exchange Act.










Name and
Principal Position       Year      Salary    Bonus

Arie Kilman,             1996      $ 95,000       $ -
     Chief executive     1995      $ -            $ -
     officer             1994      $ -            $ -


Robert R. MacDonald,     1996      $151,515       $75,000
     Chairman of the     1995      $117,500       $70,000
     board               1994      $ 48,886       $20,000

Samuel Somech,           1996      $129,165       $ -
     President           1995      $ 97,670       $ -


cont'd

                              Long-Term
                             Compensation
                                Awards
                         _____________________
                         Securities Underlying    All Other
                         Options/SARs(#)          Compensation($)

Arie Kilman,                  -                        $ -
     Chief executive          -                        $ -
     officer                  -                        $ -


Robert R. MacDonald,          -                        $ -
     Chairman of the          117,347                  $ -
     board                    -                        $ -

Samuel Somech,                250,000                  $ -
     President                -                        $ -



Stock Options Granted In Last Fiscal Year

          The following table sets forth information about individual grants of stock options made to the chief executive officer, the chairman of the board and one other executive officer during 1996.








                                   Individual Grants
               __________________________________________________
               Number of      % of Total
               Securities     Options        Exercise
               Underlying     Granted to     or Base
               Options        Employees in   Price     Expiration
Name           Granted(1)     Fiscal Year    ($/Sh)    Date

Arie Kilman    -              -              -         -

Robert R.
   MacDonald   59,200(3)      11.9%          $13.25    06/01/06

Samuel
  Somech       250,000        50.3%          $10.25    11/08/06



cont'd



                    Potential Realizable
                      Value at Assumed
                    Annual Rates of Stock
                      Price Appreciation
                      for Option Term(2)
                    _______________________
                    5%($)          10%($)

Arie Kilman         -              -

Robert R.
   MacDonald        -              -

Samuel
  Somech            $1,611,543     $4,083,965



_______________

(1) The exercisability of these options is dependent upon continued employment with the Corporation. Options were granted at fair market value on the date of grant and expire 10 years from the date of grant. The option exercise price may be paid
(i) in shares of Common Stock owned by the executive officer,
(ii) by delivery of a promissory note of the executive officer on terms determined by the compensation committee, (iii) by delivery of an irrevocable undertaking by a broker to deliver promptly to the Corporation sufficient funds to pay the exercise price, (iv) by delivery of irrevocable instructions to a broker to deliver promptly to the Corporation cash or a check to pay the exercise price, (v) in cash or (vi) in any combination of the foregoing.

(2) The potential realizable value represents the estimated future gain in the value of the options over their exercise price immediately prior to the scheduled expiration date of the options. The calculation assumes the specified compounded rates of appreciation in the per share price of the Common Stock starting on the date of grant and further assumes that the options will be exercised on their expiration date. The actual value, if any, that may be realized will depend upon the market price of the Common Stock on the date the option is exercised. There is no assurance that the actual value, if any, that may be realized will be at or near the values estimated by the calculations in the table. The market price of the Common Stock at December 31, 1996 was $15.50 per share.

(3)  Options were issued June 1, 1996; they were canceled on July
30, 1996 in accordance with a new employment agreement.


Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-
End Option Values

          The following table sets forth information about exercised and unexercised stock options of the chief executive officer, the chairman of the board and one other executive officer of the Corporation during 1996.


                              Shares              Value
                              Acquired on         Realized
Name                          Exercise            ("$")

Arie Kilman                   -                   -

Robert R. MacDonald           58,237              $589,504

Samuel Somech                 -                   -



cont'd






                                             Value of
                         Number of           Unexercised
                         Unexercised         In-the-Money
                         Options at          Options at
                         Year-End(#)         Year-End($)
                         Exercisable/        Exercisable/
                         Unexercisable       Unexercisable

Arie Kilman              -                   -

Robert R. MacDonald      59,110/0          $526,079/$0

Samuel Somech            138,902/288,903   $1,170,971/$1,958,482



____________

(1) The market price of the Common Stock at December 31, 1996 was $15.50 per share.


Director Compensation

          The Corporation's directors receive no additional compensation for serving on the board of directors, other than reimbursement of reasonable expenses incurred in attending meetings.


Employment Contracts, Termination of Employment and Change-In-
Control Arrangements

          Under the employment agreement between the Corporation and Mr. Kilman, Mr. Kilman will serve as chief executive officer of the Corporation until May 1, 1998, subject to earlier termination under certain circumstances. The agreement also provides that Mr. Kilman will devote substantially all his business time to the affairs of the Corporation. Mr. Kilman's annual base salary is $200,000. If Mr. Kilman's employment by the Corporation is terminated for any reason, Mr. Kilman has agreed that, for one year after such termination and except for his services for Liraz, he will not engage in any business that competes with the Corporation's business at the time of the termination.

          Under the employment agreement between the Corporation and Mr. MacDonald, Mr. MacDonald serves as chairman of the board of directors of the Corporation until May 1, 1998, subject to earlier termination under certain circumstances. Mr. MacDonald's annual base salary is $50,000, and he is entitled to $1,200 for each day of service over eight days each quarter. Mr. MacDonald also is entitled to a performance bonus determined by the board. If Mr. MacDonald's employment by the Corporation is terminated for any reason, Mr. MacDonald has agreed that, for one year after such termination, he will not engage in any business that competes with the Corporation's business at the time of the termination.

          Under the employment agreement between the Corporation and Mr. Di Zazzo, Mr. Di-Zazzo serves as controller and chief accounting officer of the Corporation until May 1, 1998, subject to earlier termination under certain circumstances. Mr. Di Zazzo's annual salary is $75,000, subject to annual increases of $5,000 and performance bonuses to be determined by the board. If Mr. Di Zazzo's employment is terminated for any reason, Mr. Di Zazzo has agreed that, for one year after such termination, he will not engage in any business that competes with the Corporation's business at the time of the termination.

          Under the employment agreement between the Corporation and Mr. Somech, Mr. Somech will serve as president of the Corporation until November 8, 1999, subject to earlier termination under certain circumstances. The Corporation pays Mr. Somech (a) an annual base salary of $150,000, (b) an annual increase in base salary as determined by the board, in its discretion, (c) a performance bonus determined by the board and
(d) a car and telephone allowance of $2,000 a month. In the event that Mr. Somech's employment is terminated prior to November 8, 1999, Level 8 Technologies will pay Mr. Somech a termination fee equal to 50% of the salary Mr. Somech would have received from the date of termination until November 8, 1999. If Mr. Somech's employment is terminated for any reason (other than by the Corporation without cause), Mr. Somech has agreed that, for one year after such termination, he will not directly or indirectly (i) compete with Level 8 Technologies' consulting services in the United States regarding middleware, messaging or fault-tolerant transaction processing, (ii) engage or participate in any business that provides consulting services within the United States with respect to middleware, messaging or fault-tolerant transaction processing, (iii) solicit or divert business form Level 8 Technologies or assist any business in attempting to do so, (iv) cause any business to refrain from doing business with Level 8 Technologies or (v) solicit or hire any person who was an employee of Level 8 Technologies during the term of his employment agreement or assist any business in attempting to do so.

          In addition to the indemnification provided under the Corporation's restated certificate of incorporation and by-laws, the Corporation has agreed to indemnify each of Messrs. Kilman, Somech, MacDonald and Di Zazzo for all reasonable expenses incurred in connection with the defense or settlement of any action or suit involving that individual in his capacity as a director and/or officer of the Corporation, as long as he acted in a manner he reasonably believed to be in, or not opposed to, the best interests of the Corporation. Such indemnification will not be available, however, if the particular individual is judged to be liable for negligence or misconduct in performing his duties for the Corporation.


Compensation Committee Interlocks and Insider Participation

          In February 1996, the board of directors established a compensation committee composed of a majority of the outside directors. The current members of the compensation committee are Messrs. Kilman, Klein and Recanati. There were no interlocking relationships between the Corporation and other entities that might affect the determination of the compensation of the directors and executive officers of the Corporation.


Compensation Committee Report

          Compensation Policies. The principal goal of the Corporation's compensation program as administered by the compensation committee is to help the Corporation attract, motivate and retain the executive talent required to develop and achieve the Corporation's strategic and operating goals with a view to maximizing shareholder value. The key elements of this program and the objective of each element are as follows:

          Base Salary. Base salaries paid in 1996 to the Corporation's executive officers are competitive with those payable to executives holding corresponding positions at corporations within the Corporation's industry that are of comparable size. Individual experience and performance is considered when setting salaries within the range for each position. Annual reviews are held and adjustments are made based on attainment of individual goals and in a manner consistent with the Corporation's overall operating and financial performance.

          Annual Bonuses. Annual bonuses are intended to motivate individual and team performance by creating potential to earn awards that are contingent upon the performance of the Corporation and that are comparable to those payable to executives holding corresponding positions at corporations within the Corporation's industry that are of comparable size. Bonuses for 1996 were determined by evaluations of individual performance and by the success of the Corporation.

          Long-Term Incentives. The Corporation provides its executives with long-term incentive compensation through grants of stock options under the Corporation's stock option plans. The grant of stock options aligns the executive's interests with those of the Corporation's stockholders by providing the executive with an opportunity to purchase and maintain an equity interest in the Corporation and to share in the appreciation of the value of the Common Stock. The size of option grants is comparable to grants by other corporations within the Corporation's industry that are of comparable size.

          Chief Executive Officer Compensation. Mr. MacDonald served as the chief executive officer of the Corporation through July 1996 and was compensated substantially in accordance with his employment agreement with the Corporation. See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements." Mr. MacDonald received a bonus of $75,000 for 1996 and was awarded options during 1996 to purchase 59,200 shares of the Common Stock under the 1995 Stock Option Plan. These options were canceled on July 30, 1996. Several factors were considered in the decision to award Mr. MacDonald's 1996 bonus and to grant stock options to Mr. MacDonald including the success of the Corporation's December 1996 public offering and the Candle Corporation agreement. Mr. Kilman has served as the chief executive officer of the Corporation since July 1996 and has been compensated substantially in accordance with his employment agreement with the Corporation. See "Employment Contracts, Termination of Employment and Change-In-Control Arrangements."

                         The Compensation Committee

                         Arie Kilman
                         Frank J. Klein
                         Lenny Recanati















Performance Graph

          The following chart shows changes from July 27, 1995 (the effective date of the Corporation's registration statement relating to its initial public offering) to December 31, 1996 in the value of $100 invested in: (1) the Common Stock; (2) NASDAQ Market Index; and (3) the MG Industry Group 072 Computer Software, Data Processing Index.







                         Graphic Chart








































     CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS


Liraz

Borrowings from Liraz

          At December 31, 1996, the Corporation was indebted to Liraz in the principal amount of $452,706. This indebtedness bears interest at the rate of 4% a year, with principal and interest payable in equal quarterly installments through June 2000. In 1996, the Corporation paid Liraz $118,141 in respect of such indebtedness.

Agreement with ProfitKey

          In April 1995, ProfitKey and Liraz entered into an agreement, under which Liraz provided development services in Israel to accelerate the graphical user interface rewrite of ProfitKey's Rapid Response Manufacturing software product. Liraz and ProfitKey collaborated on the technical design and coding of the different software modules. Under the agreement, ProfitKey retains all rights to the software and paid $338,000 for software development. Work under the agreement was completed in the third quarter of 1996.

Agreement with Level 8 Technologies

          In December 1995, Level 8 Technologies and Liraz entered into a custom computer programming agreement under which Liraz agreed to provide development services and to share up to 50% of the development costs related to the development of certain Falcon External Gateways, which Level 8 Technologies is developing pursuant to an agreement between Level 8 Technologies and Microsoft Corporation. In exchange, Liraz will receive royalties from sales of the resulting products at the rate of 30% for the first $2,000,000 of revenues, 20% for the next $1,000,000 of revenues, and 8% for all revenues in excess of $3,000,000. In connection with this agreement, Level 8 Technologies and Liraz applied for and received an Israel - U.S. Binational Industrial Research and Development Foundation grant of $432,000 to offset up to 50% of the development costs incurred by Level 8 Technologies and Liraz on the project.

Ongoing Relationship

          The Corporation's  chief executive officer, Arie
Kilman, also is president and chairman of the board of Liraz.
Liraz has agreed to reimburse the Corporation at a rate of $1,200 a day for each day of service Mr. Kilman spends on matters relating to Liraz. See "Executive Compensation and Other
Information -- Employment Contracts, Termination of Employment and Change-In-Control Arrangements."

          Liraz and the Corporation may from time to time compete for the same business opportunity or engage in transactions with each other. In that connection, Liraz and the Corporation have agreed that, in the case of any business opportunity primarily involving North America, the parties will use their best efforts to make the opportunity available to the Corporation; in the case of any business opportunity primarily involving the Middle East, the parties will use their best efforts to make the opportunity available to Liraz; and, in each other case, the parties will participate equally in the opportunity. This agreement will terminate on the earlier of (a) May 1998, subject to renewal thereafter, unless either party wishes to terminate the agreement, and (b) the date Liraz ceases to own at least 35% of the outstanding shares of Common Stock.

          See "Principal Shareholder" for a description of the relationships among Liraz and Arie Kilman, Frank J. Klein and
Lenny Recanati, directors of the Corporation.


Candle Corporation

Sale of Common Stock to Candle Corporation

          In July 1996, the Corporation sold 246,800 shares of
Common Stock to Candle Corporation ("Candle") for $11 per share.

Letter of Intent

          In July 1996, the Corporation, Level 8 Technologies and Candle entered into a letter of intent regarding certain products. Pursuant to the letter of intent, Level 8 Technologies has agreed to enter into a non-exclusive distribution and technology license agreement for its Falcon External Gateways and a non-exclusive technology license agreement for its DOT/XM. The Corporation is currently negotiating the terms of the definitive agreements.

Product Purchase Agreement

          In August 1996, Level 8 Technologies and Candle entered into a product purchase agreement. Pursuant to the agreement, Candle acquired MQSecure, a transactional messaging security product developed by Level 8 Technologies, and, in exchange, provided Level 8 Technologies with a non-refundable advance of $250,000 against future royalties to Level 8 Technologies of 20% (up to an aggregate of $3.0 million) on sales of that product.

Software Agency Agreement

          Level 8 Technologies entered into a software agency agreement with Candle in October 1996. Pursuant to the agreement, Level 8 Technologies acquired the non-exclusive right to market within North America certain systems management products owned by Candle. In exchange, Candle agreed to pay Level 8 Technologies a 15% royalty on the net revenue from any sales of such products by Level 8 Technologies.

































          APPROVAL OF LEVEL 8 SYSTEMS, INC.
               1997 STOCK OPTION PLAN


Background

     On February 11, 1997, the board of directors of the Corporation adopted (subject to shareholder approval) the Level 8 Systems, Inc. 1997 Stock Option Plan (the "Plan"). The following description of the Plan is intended only as a summary and is qualified in its entirety by reference to the Plan, which is an exhibit to this proxy statement.

Purpose

     The purpose of the Plan is to enhance the profitability and value of the Corporation for the benefit of its shareholders principally by enabling the Corporation to offer employees and consultants of the Corporation and its subsidiaries and non-employee directors of the Corporation stock-based incentives in the Corporation in order to attract, retain and reward such individuals and strengthen the mutuality of interest between such individuals and the Corporation's shareholders.

Eligibility

     All employees and consultants of the Corporation and its subsidiaries and all non-employee directors of the Corporation designated by the board of directors to participate in the Plan are eligible to receive options under the Plan.

Available Shares

     Options covering a maximum of 600,000 shares of Common Stock may be issued under the Plan. Options covering a maximum of 200,000 shares may be granted to a single individual in any one fiscal year. These amounts are subject to adjustment to reflect changes in the capital structure of the Corporation, stock splits, recapitalizations, mergers and reorganizations. If an option expires, terminates or is canceled, the unissued shares of Common Stock subject to the option will again be available under the Plan.

Terms of Stock Options

     Under the Plan, options granted to employees may be in the form of incentive stock options or non-qualified stock options. Options granted to consultants or non-employee directors may only be non-qualified stock options. The committee that administers the plan (see "Administration" below) (the "Committee") will determine the number of shares subject to each option, the term of each option (which may not exceed ten years or, in the case of an incentive stock option granted to a ten percent shareholder, five years), the exercise price per share of stock subject to each option, the vesting schedule (if any) and the other material terms of the option. No incentive stock option may have an exercise price less than 100% of the fair market value of the Common Stock at the time of grant (or, in the case of an incentive stock option granted to a ten percent shareholder, 110% of fair market value). The exercise price of a non-qualified stock option will be determined by the Committee.

     The option price upon exercise may be paid in cash, or, if so determined by the Committee, in shares of Common Stock, by a reduction in the number of shares of Common Stock issuable upon exercise of the option or by such other method as the Committee determines. Options may be made exercisable in installments, and the exercisability of options may be accelerated by the Committee. The Committee may at any time offer to buy an option previously granted on such terms and conditions as the Committee establishes. At the discretion of the Committee, options may provide for "reloads" (i.e., a new option is granted for the same number of shares as the number used by the holder to pay the option price upon exercise).

     Subject to limited exceptions, options are forfeited upon termination of employment or service. Options are not assignable
(except by will or the laws of descent and distribution).

     Options may not be granted after the tenth anniversary of the Plan's adoption, but options granted prior to that date may extend beyond that date.

Change in Control

     Unless otherwise determined by the Committee at the time of grant, upon a Change in Control (as defined in the Plan), all options automatically will become fully exercisable. However, unless otherwise determined by the Committee at the time of grant, no acceleration of exercisability of an option will occur, if the Committee determines prior to a Change in Control that the option will be honored or assumed or new rights substituted immediately following the Change in Control.

Amendments

     The Plan may be amended by the board of directors, except that shareholder approval of amendments will be required, among other things, (a) to the extent shareholder approval is required by Rule 16b-3 under the Exchange Act and (b) to (i) increase the maximum number of shares subject to options granted in any fiscal year, (ii) change the classification of employees eligible to receive awards, (iii) extend the maximum option period under the Plan or (iv) increase the number of shares that may be issued under the Plan.

Administration

     The Plan will be administered by a committee of the board (the "Committee"), which will include two or more "non-employee" and "outside" directors. However, with respect to option grants to non-employee directors and any action under the Plan relating to options held by non-employee directors, the Committee will consist of the entire board of directors. The Committee will determine the individuals who will receive options and the terms of the options, which will be reflected in written agreements with the holders.

Certain U.S. Federal Income Tax Consequences

     Under current federal income tax laws, the grant of an incentive stock option can be made solely to employees and generally has no income tax consequences for the optionee or the Corporation. In general, no taxable income results to the optionee upon the grant or exercise of an incentive stock option. However, the amount by which the fair market value of the stock acquired pursuant to the incentive stock option exceeds the exercise price is an adjustment item for purposes of alternative minimum tax. If no disposition of the shares is made within either two years from the date the incentive stock option was granted or one year from the date of exercise of the incentive stock option, any gain or loss realized upon disposition of the shares will be treated as a long-term capital gain or loss to the optionee. The Corporation will not be entitled to a tax deduction upon the exercise of an incentive stock option, nor upon a subsequent disposition of the shares, unless the disposition occurs prior to the expiration of the holding period described above. In general, if the optionee does not satisfy these holding period requirements, any gain equal to the difference between the exercise price and the fair market value of the stock at exercise (or, if a lesser amount, the amount realized on disposition over the exercise price) will constitute ordinary income. In the event of such a disposition before the expiration of that holding period, the Corporation is entitled to a deduction at that time equal to the amount of ordinary income recognized by the optionee. Any gain in excess of the amount recognized by the optionee as ordinary income would be taxed to the optionee as short-term or long-term capital gain (depending on the applicable holding period).

     In general, an optionee will realize no taxable income upon the grant of a non-qualified option, and the Corporation generally will not receive a deduction at the time of grant.
Upon exercise of a non-qualified option, an optionee generally will recognize ordinary income in an amount equal to the excess of the fair market value of the stock on the date of exercise over the exercise price. Upon a subsequent sale of the stock by the optionee, the optionee will recognize short-term or long-term capital gain or loss, depending upon his holding period for the stock. Subject to the possible application of section 162(m) of the Internal Revenue Code, the Corporation will generally be allowed a deduction equal to the amount recognized by the optionee as ordinary income.

     Any entitlement to a tax deduction on the part of the Corporation is subject to applicable federal tax rules, including section 162(m) of the Internal Revenue Code regarding a $1 million limitation on deductible compensation. In addition, if the exercisability of an option is accelerated because of a change in control, payments relating to the options, either alone or together with certain other payments, may constitute parachute payments under section 280G of the Internal Revenue Code, which may be subject to excise tax.


                    INDEPENDENT AUDITORS

          Lurie, Besikof, Lapidus & Co., LLP, independent accountants for the Corporation, are expected to be available at the meeting of shareholders to respond to appropriate questions, and will be given the opportunity to make a statement, if they wish to do so.


                    SHAREHOLDER PROPOSALS

          Shareholders of the Corporation wishing to include proposals in the proxy material for the annual meeting of the Corporation to be held in 1998 must submit the proposals in writing so that they are received at the executive offices of the Corporation on or before December 5, 1997. Such proposals also must meet the other requirements of the rules of the Securities and Exchange Commission relating to shareholder proposals.

                              By Order of the Board
                              of Directors,

                              /s/  Robert R. MacDonald

                              Robert R. MacDonald
                              Chairman of the Board of Directors

April 11, 1997